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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the use of our report dated January 7, 1997, except as to Notes 6, 7, and 11 which are as of January 29, 1997, relating to the consolidated balance sheet of System Software Associates, Inc. and subsidiaries as of October 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

                                          /s/ KPMG Peat Marwick LLP

Chicago, Illinois

August 6, 1997